EXHIBIT 11

                   MERIDIAN DIAGNOSTICS, INC. AND SUBSIDIARIES
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                    Computation of Earnings Per Common Share
                         Period Ended December 31, 1996

                                          Weighted Avg.                 Earnings
                                            Number of                     Per
                                          Common Shares       Net        Common
                                           Outstanding      Income        Share         Use
                                           -----------      ------        -----         ---


QUARTER ENDED DECEMBER 31, 1996:

  Shares outstanding October 1, 1996        14,278,578     $   -        $    -           $ -

  Weighted average shares issued                 2,076         -             -             -
          during the period
          (5,890 shares)

  Net Income                                         -     842,746           -             -

                                            14,280,654     842,746          .059        .06


  Effect of outstanding stock options
         (767,477 shares)                      454,571           -          -

Primary earnings per common share           14,735,225     842,746          .057        $.06


Additional effect of stock options
   at quarter end stock price                   75,540           -           -

                                            14,810,765    $842,746         $.057
                                            ==========    ========      ========

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